Exhibit 99.1

For Release June 16, 2021

Contact: Casey Reese

615-571-2992 | media@nhccare.com

NHC ACQUIRES OUTSTANDING INTEREST IN CARIS HEALTHCARE

MURFREESBORO, TN. (June 16, 2021) –National Healthcare Corporation (NYSE American: NHC), a national leader in senior care, acquired the remaining interest in hospice and palliative care provider Caris Healthcare, L.P. from Norman C. McRae and McRae Investment Company, LLC on June 11, 2021.  Prior to the purchase, NHC owned a majority stake in Caris.  Caris specializes in providing hospice and palliative care to over 1,200 patients per day in 28 locations in Georgia, Missouri, South Carolina, Tennessee, and Virginia. As a result of the purchase, Caris will be a wholly owned and consolidated subsidiary of NHC.

“Caris has been a premier hospice and palliative care provider for many years. We are honored to continue to provide these critical, compassionate services for patients and their families during such a challenging time in their lives,” said Steve Flatt, Chief Executive Officer of NHC.

The acquisition is a strategic advancement of NHC’s growth of a continuum of care to seniors in its operational footprint.

About National HealthCare Corporation

NHC affiliates operate for themselves and third parties 75 skilled nursing facilities with 9,463 beds. NHC affiliates also operate 24 assisted living communities, five independent living communities, one behavioral health hospital, 35 homecare agencies, and 28 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. For more information, visit www.nhccare.com.

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